Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 25, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Luminent Mortgage Capital, Inc. and subsidiaries for the year ended December 31, 2007 contained in this Proxy Statement/Prospectus. We consent to the use of the aforementioned reports in the Proxy Statement/Prospectus and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 25, 2008